P3 HEALTH PARTNERS INC.
INSIDER TRADING POLICY
Federal and state laws prohibit trading in the securities of a company while in possession of material nonpublic information and in breach of a duty of trust or confidence. These laws also prohibit anyone who is aware of material nonpublic information from providing this information to others who may trade. Violating such laws can undermine investor trust, harm the reputation and integrity of P3 Health Partners Inc. (the “Company”) and result in dismissal from the Company or even serious criminal and civil charges against the individual and the Company. The Company reserves the right to take whatever disciplinary or other measure(s) it determines, in its sole discretion, to be appropriate in any particular situation including disclosure of wrongdoing to governmental authorities.
1.Covered Persons.

This Policy applies to all officers, directors and employees of the Company. For purposes of this Policy, “officers” refer to those individuals who meet the definition of “officer” under Section 16 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”).

Individuals subject to this Policy are responsible for ensuring that members of their household comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, limited liability companies, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy as if they were for the individual’s own account.

The Company may determine that this Policy applies to additional persons with access to material nonpublic information, such as contractors or consultants. Officers, directors and employees, together with any other person designated as being subject to this Policy by the General Counsel/Chief Legal Officer or their designee (the “Compliance Officer”), are referred to collectively as “Covered Persons.”

2.Policy Statement.

No Covered Person shall purchase or sell any type of security while in possession of material nonpublic information relating to the security or the issuer of such security in breach of a duty of trust or confidence, whether the issuer of such security is the Company or any other company.

In addition, if a Covered Person is in possession of material nonpublic information about other publicly traded companies, such as suppliers, customers, competitors or potential acquisition targets, the Covered Person may not trade in such other companies’ securities until the information becomes public or is no longer material. Further, no Covered Person shall purchase or sell any security of any other company, including another company in the Company’s industry, while in possession of material nonpublic information if such information is obtained in the course of the Covered Person’s employment or service with the Company.

Covered Persons shall not directly or indirectly communicate material nonpublic information to anyone outside the Company (except in accordance with the Company’s policies regarding confidential information) or to anyone within the Company other than on a “need-to-know” basis.

“Securities” includes stocks, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as derivative instruments.

“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, transfers, gifts, and acquisitions and exercises of warrants or puts, calls, pledging and margin loans, or other derivative securities.

The laws and regulations concerning insider trading are complex, and Covered Persons are encouraged to seek guidance from the Compliance Officer before considering a transaction in Company securities.

3.Material Non-Public Information
Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, or if the information is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt, or equity. Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material.
Examples of material information may include (but are not limited to) information about:

•corporate earnings or earnings forecasts;
•possible mergers, acquisitions, tender offers, or dispositions;
•major new services or markets or expansions within markets;
•important business developments, such as strategic collaborations or joint ventures;
•management or control changes;
•significant financing developments, including pending public sales or offerings of debt or equity securities;
•defaults on borrowings;
•bankruptcies;
•cybersecurity or data security incidents; and
•significant litigation or regulatory actions.

Information is “nonpublic” if it is not available to the general public. In order for information to be considered “public,” it must be widely disseminated in a manner that makes it generally available to investors in a Regulation FD-compliant method, such as through a press release, a filing with the U.S. Securities and Exchange Commission (the “SEC”) or a Regulation FD-compliant conference call. Information may still be “non-public” even if it is widely known within the Company. The Compliance Officer shall have sole discretion to decide whether information is public for purposes of this Policy.
The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination.

4.Preclearance

All transactions in the Company’s securities (including without limitation, acquisitions and dispositions of P3HP stock (including by gift), the exercise of stock options and the sale of Company stock issued upon exercise of stock options) by officers, directors and such other employees as are designated from time to time by the Board of Directors, the Chief Executive Officer or Compliance Officer as being subject to this pre-clearance process (each, a “Preclearance Person”) must be pre-cleared by the Compliance Officer (or the Chief Executive Officer for transactions by the Compliance Officer). Preclearance should not be understood to represent legal advice by the company that a proposed transaction complies with the law.

To submit a pre-clearance request, Covered Persons must:

•email the Compliance Officer at least 2 business days in advance of the proposed transaction;
•describe the proposed transaction, the proposed date of the transaction, and the amount of securities involved; and
•certify (in the form approved by the Compliance Officer) that they do not possess material nonpublic information.

Pre-clearance approval:

•may be granted or withheld in the sole discretion of the Compliance Officer (or the Chief Executive Officer for trades by the Compliance Officer);
•remains valid for 5 business days;
•remains subject to your independent obligation to confirm that you do not possess material nonpublic information at the time of the trade;
•will not constitute legal advice that a proposed transaction complies with applicable law;
•will not result in liability to the Company or any other person if delayed or withheld; and
•is not required for transactions under a previously approved Rule 10b5-1 plan or a previously approved non-Rule 10b5-1 trading arrangement.

5.Black-Out Periods
The Compliance Officer will designate a list of persons who (with their controlled entities and household members) must not trade any security of the Company during any blackout period. Persons subject to the blackout period shall not purchase or sell any security of the Company during the period beginning on the 14th calendar day of the last month of any fiscal quarter of the Company and ending after completion of the second full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company, such period, a “blackout period.” A “trading day” is a day on which U.S. national stock exchanges are open for trading. If, for example, the Company were to make an announcement on Monday before 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Tuesday. If an announcement were made on Monday after 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Wednesday. Any question as to whether information is publicly available should be directed to the Compliance Officer.

These black-out prohibitions do not apply to:
•purchases of the Company’s securities from the Company, or sales of the Company’s securities to the Company;
•exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, in each case, that do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option or other equity award through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);
•gift transactions for family or estate planning purposes, where securities are gifted to a person or entity subject to this Policy;
•purchases or sales of the Company’s securities made pursuant to a plan adopted to comply with Exchange Act Rule 10b5-1 (“Rule 10b5-1”); or
•purchases or sales of the Company’s securities made pursuant to a preapproved “non-Rule 10b5-1 trading arrangement” as defined in Item 408(c) or Regulation S-K.

Exceptions to the blackout period policy may be approved by the Compliance Officer or, in the case of exceptions for directors, the Board of Directors. The Compliance Officer may recommend that directors, officers, employees or others suspend trading in Company securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all of those individuals affected should not trade in the Company’s securities while the suspension is in effect and should not disclose to others that the Company has suspended trading.
6.Rule 10b5-1 Trading Plans
The trading restrictions set forth in this Policy, other than those restrictions described under “Prohibited Transactions,” do not apply to transactions under a previously established contract, plan or instruction to trade in the Company’s securities entered into in accordance with Rule 10b5-1 (a “Trading Plan”) that:

•has been submitted to and preapproved by the Compliance Officer;
•includes a “Cooling Off Period” for
oSection 16 reporting persons that extends to the later of 90 days after adoption or modification of a Trading Plan or 2 business days after filing the Form 10-K or Form 10-Q covering the fiscal quarter in which the Trading Plan was adopted, up to a maximum of 120 days; and
oemployees and any other persons, other than the Company, that extends 30 days after adoption or modification of a Trading Plan;
•for Section 16 reporting persons, includes a representation in the Trading Plan that the Section 16 reporting person is (1) not aware of any material nonpublic information about the Company or its securities; and (2) adopting the Trading Plan in good faith and not as part of a plan or scheme to evade Rule 10b-5;
•has been entered into in good faith at a time when the individual was not in possession of material nonpublic information about the Company and not otherwise in a blackout period, and the person who entered into the Trading Plan has acted in good faith with respect to the Trading Plan;

•either (1) specifies the amounts, prices, and dates of all transactions under the Trading Plan; or (2) provides a written formula, algorithm, or computer program for determining the amount, price, and date of the transactions, and (3) prohibits the individual from exercising any subsequent influence over the transactions; and
•complies with all other applicable requirements of Rule 10b5-1.

The Compliance Officer may impose such other conditions on the implementation and operation of the Trading Plan as the Compliance Officer deems necessary or advisable. Individuals may not adopt more than one Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1 and subject to preapproval by the Compliance Officer.

An individual may only modify a Trading Plan or non-Rule 10b5-1 trading arrangement outside of a blackout period and, in any event, when the individual does not possess material nonpublic information. Modifications to and terminations of a Trading Plan or non-Rule 10b5-1 trading arrangement are subject to preapproval by the Compliance Officer and modifications of a Trading Plan that change the amount, price, or timing of the purchase or sale of the securities underlying a Trading Plan will trigger a new Cooling-Off Period.

The Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a Trading Plan and non-Rule 10b5-1 trading arrangements, or the execution of transactions made under a Trading Plan. The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan or non-Rule 10b5-1 trading arrangement if the Compliance Officer or the Board of Directors, in its sole discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.

Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of the Company, the Compliance Officer, or the Company’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a Trading Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a Trading Plan.

7.Prohibited Transactions

The Company has determined that there is a heightened legal risk and the appearance of improper or inappropriate conduct if Covered Persons engage in certain types of transactions. Therefore, Covered Persons shall comply with the following policies with respect to certain transactions in the Company’s securities.

Short Sales
Short sales of the Company’s securities, or sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale, are prohibited by this policy. In addition, Section 16(c) of the Exchange Act prohibits Section 16 reporting persons (i.e., directors, officers, and the Company’s 10% stockholders) from making short sales of the Company’s equity securities.

Options
Transactions in puts, calls, or other derivative securities involving the Company’s equity securities, on an exchange, on an over-the-counter market, or in any other organized market, are prohibited by this Policy.

Hedging Transactions
Hedging transactions involving the Company’s securities, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, are prohibited by this Policy.

Margin Accounts and Pledging
Individuals are prohibited from pledging Company securities as collateral for a loan, purchasing Company securities on margin (i.e., borrowing money to purchase the securities), or placing Company securities in a margin account. This prohibition does not apply to cashless exercises of stock options under the Company’s equity plans.

Partnership Distributions
Nothing in this Policy is intended to limit the ability of an investment fund, venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members, or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances, and applicable securities laws.

8.Interpretation, Amendment and Implementation of this Policy
The Compliance Officer has the authority to interpret and update this Policy and all related policies and procedures. In particular, such interpretations and updates of this Policy, as authorized by the Compliance Officer, may include amendments to or departures from the terms of this Policy, to the extent consistent with the general purpose of this Policy and applicable securities laws. Actions taken by the Company, the Compliance Officer, or any other Company personnel do not constitute legal advice, nor do they insulate Company employees from the consequences of noncompliance with this Policy or with securities laws.
Questions regarding the Policy should be directed to the Compliance Officer, who is responsible for the administration of this Policy.
9.Post-Termination Transactions
If an individual is in possession of material, non-public information when his or her service terminates, that individual may not trade in P3HP securities until that information has become public or is no longer material.
10.Certification of Compliance

All directors, officers, employees and others subject to this Policy may be asked periodically to certify their compliance with the terms and provisions of this Policy.